Exhibit 99.1

FOR IMMEDIATE RELEASE

Southwall Technologies Lists on the NASDAQ Capital Market

PALO ALTO, Calif.--(BUSINESS WIRE)--March 30, 2011--Southwall Technologies Inc. (NASDAQ:SWTX), an energy efficiency company that develops and manufactures high-performance films and glass products that save energy and reduce carbon emissions in buildings, homes and cars, announced today the approval of its application to list on the NASDAQ Capital Market. Southwall common stock will cease trading on the OTC Market under the symbol “SWTXD” and begin trading on the NASDAQ Capital Market under the trading symbol “SWTX” when the market opens on March 30, 2011.

“Listing on the NASDAQ Capital Market is a key milestone for Southwall”, said Dennis Capovilla, president and chief executive officer. “Executing our business plan has strengthened our financial position and enabled us to join some of the most innovative companies in the world on NASDAQ.”

About Southwall Technologies Inc.

Southwall Technologies is the leading innovator of energy-saving films and glass products that dramatically improve the energy efficiency of buildings, homes and cars. Southwall is an ISO 9001/14001 certified manufacturer with customers in over 25 countries around the world.